Exhibit 25(g)
                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned director of CULP, INC., a North Carolina corporation, hereby constitutes and appoints FRANKLIN N. SAXON the true and lawful agent and attorney-in-fact to sign for the undersigned as a director of the Corporation the Corporation's Annual Report on Form 10-K for the year ended April 28, 1996 to be filed with the Securities and Exchange
Commission, Washington, D. C., under the Securities Exchange Act of 1934, as amended, and to sign any amendment or amendments to such Annual Report, hereby ratifying and confirming all acts taken by such agent and attorney-in-fact, as herein authorized.

                                       /s/ Earl N. Phillips, Jr.
                                           Earl N. Phillips, Jr.

Date: June 17, 1996